Exhibit 10.26

SEMPRA ENERGY

AMENDED AND RESTATED
EXECUTIVE MEDICAL PLAN

Sempra Energy, a California corporation (the “Company”), maintains the Sempra Energy Executive Medical Plan (the “Plan”).

Sempra Energy hereby amends and restates the Plan, effective as of June 16, 2008.  The medical expense reimbursement benefits under this Plan shall be provided through insurance maintained by the Company and such benefits are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This amendment and restatement of the Plan is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code (as defined below) and the Treasury Regulations thereunder with respect to any benefits under paragraph 6.  Also, the name of the Plan is hereby amended to be “Sempra Energy Amended and Restated Executive Medical Plan.”

1.

The Plan shall provide, through insurance maintained by the Company, reimbursement at least quarterly to any officer of the Company or of Pacific Enterprises, Southern California Gas Company, Enova or San Diego Gas & Electric Company, for expenses incurred by such officer and the eligible dependents of such officer for medical care, as defined with the limits set forth in the Schedule of Benefits which is attached to and made a part of this Plan.  The Compensation Committee of the Company’s Board of Directors shall designate from time to time which officers shall participate in the Plan.

The medical care expenses reimbursed under the Plan shall be limited to those described in the Schedule of Benefits include all amounts paid for hospital bills, doctor and dentist bills, vision care and prescription drugs.  Dependents are as defined in the medical plan.

2.

The Plan may arrange for payment of any or all of the above-defined expenses in lieu of making reimbursement thereof.  In such event, the Plan shall be relieved of all further responsibility with respect to that particular medical expense.

3.

Reimbursement or payment of medical and dental expenses as defined above under this Plan to, or on behalf of, a participating officer and his spouse and dependents shall not exceed an aggregate total of $20,000 per calendar year.

4.

Any participating officer applying for reimbursement under this Plan shall submit to the Company or the insurance company insuring benefits under the Plan, at least quarterly, all hospitalization, doctor, dental or other medical bills for verification by the Company or such insurance company prior to payment.  A failure to comply herewith may, at the discretion of the Company, terminate such officer’s right to said reimbursement.

5.

Reimbursement or payment provided under this Plan shall be made only in the event and to the extent that such reimbursement or payment is not provided for under any insurance policy or policies (other than the insurance policy maintained in connection with the Plan), whether owned by the Company or the covered officers, or under any other health and accident plan.  In the event that there is such a policy, then to the extent of the coverage under such policy or plan, the Plan shall be relieved of any and all liability hereunder.

6.

It is the intention of the Company that benefits payable under this Plan shall be eligible for exclusion from the gross income of the officers covered by this Plan, as provided by Section 105 of the Internal Revenue Code of 1986, as hereafter amended.  If such benefits are not excludable, additional benefits will be paid so that each officer will be in the same financial position after payment as he would have been if the benefits had been excludable; provided, however, that such additional benefits shall be made by the end of the officer’s taxable year next following the officer’s taxable year in which the officer remits the related taxes, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

7.

A copy of this Plan shall be given to all officers of the Company who are or become participants in this Plan.

8.

This Plan shall be subject to amendment or termination at any time hereafter by affirmative vote of the Board of Directors of the Company, provided, however, that such termination shall not affect any right to claim reimbursement for medical expenses arising prior to the effective date of said termination.

9.

The Company shall be the named fiduciary for purposes of Section 402(a) of the Employee Retirement Income Security Act of 1974.

10.

The Company’s Senior Vice President of Human Resources Officer shall have discretionary authority with respect to administrative matters relating to this Plan, except when exercise of such authority would materially affect the cost of the Plan to the Employer, materially increase benefits to Participants, or affect such Senior Vice President Human Resources Officer in a manner materially different from other participants.

SCHEDULE OF BENEFITS

EXECUTIVE MEDICAL PLAN

MEDICAL CARE EXPENSES SUBJECT TO REIMBURSEMENT

1.

Employee’s and employee’s dependents’ deductible under the Health and/or Dental Plans sponsored by the Company and/or a subsidiary of the Company (“Health and Dental Plans”).

2.

Employee’s and employee’s dependents’ copayment obligation for dental and major medical liability under the Health and Dental Plans.

3.

Differential between the amount payable for room and board under the Health Plan and the actual charge for a private hospital room.

4.

Differential between the amounts payable for eligible medical and dental expenses under the Health and Dental Plans and the actual charges.

5.

Necessary transportation (within the continental USA and Canada) of the patient to or from the nearest facility equipped to furnish treatment.

6.

Eye refractions and the purchase or fitting of hearing aids and eyeglasses, including prescription sunglasses and contact lenses.

7.

Replacement of lost or stolen dentures, bridges, or dental appliances.

8.

HMO copayments.

9.

Podiatric treatment and services when medically necessary.

10.

Charges incurred outside of the United States subject to any limits in this plan and the Health and Dental Plans which would be applicable if the charges had been incurred within the United States.

MAXIMUM BENEFITS

1.

Maximum payable under this plan:  $20,000 maximum annual medical (including dental and treatment for mental illness, nervous disorders, and chemical dependency) benefit per family.  Provided that for the first plan year (July 1 – December 31, 1998) the $20,000 shall be reduced by any benefits received in 1998 from the Pacific Enterprises Supplemental Medical Reimbursement Plan.

2.

Maximum payable under a combination of all Health and Dental plans in which member is a participant:

▪

$1,500 lifetime orthodontic treatment maximum per member; and

▪

$1,000,000 lifetime medical and dental maximum for all illnesses per member.

CHARGES NOT COVERED

1.

Charges to the extent they would be covered under the Health and Dental Plans.

2.

Care, treatment or operations performed for cosmetic purposes, whether medical or dental, including dental implants, unless incurred as a result of any accident which occurred while insured.

3.

Charges for nonprescription drugs and medical supplies.

4.

Charges for care or treatment as a result of war, declared or undeclared.

5.

Charges for any sickness or injury which arises out of or in the course of employment, and for which the patient is entitled to benefits under a Workers’ Compensation law.

6.

Charges for medical or dental procedures performed by other than legally-qualified physicians, surgeons, therapists, or licensed dentists and dental hygienists.

7.

Charges which the plan participant is not legally obligated to pay, such as U.S. Government hospital confinement and services, etc.

8.

Charges excluded under the Health and Dental Plans which are not specifically included in the Schedule of Payments.